OUTSOURCE CCO
 COMPLIANCE CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into to be effective as of the 17th day of February, 2015, by and between HARDIN COMPLIANCE CONSULTING LLC, a Pennsylvania limited liability company with its principal place of business at 290 Northgate Drive, First Floor, Warrendale, PA 15086 (“HCC”), and STEWART CAPITAL MUTUAL FUNDS, a Delaware Statutory Trust (“Trust”).

WHEREAS, HCC is a compliance consulting firm specializing in providing regulatory compliance products and services to, among others, registered investment companies;

WHEREAS, the Trust is an investment company registered with the Securities Exchange Commission (“SEC”);

WHEREAS, the Trust is subject to a number of regulatory requirements under various federal and state laws, including among others, Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to engage HCC to provide certain ongoing regulatory compliance consulting and monitoring services, all such services designed to satisfy the Trust's obligations under the 1940 Act and HCC is willing to provide those services upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual agreements and covenants contained herein, HCC and the Trust hereby agree as follows:

1.	ENGAGEMENT OF HCC AND DESIGNATION OF CHIEF COMPLIANCE OFFICER

The Trust hereby engages HCC to provide the ongoing regulatory compliance consulting and monitoring services described in Schedule A to this Agreement, and HCC hereby accepts such appointment. Schedule A is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.

The Trust appoints Matthew S. Hardin, Esq. an officer of HCC, as its designated Chief Compliance Officer (the “CCO”) as required under Rule 38a-1 under the 1940 Act. Mr. Hardin’s biography is supplied as Exhibit 1.  Mr. Hardin, on behalf of HCC, accepts such appointment under the terms and conditions set forth in this Agreement. Mr. Hardin shall serve as the Trust's designated CCO until such time as his successor shall be duly qualified and appointed by the Trust. HCC shall immediately inform the Trust of any matter that would or might have a materially negative effect on a currently designated CCO's ability to properly serve the Trust. In the event that Mr. Hardin shall become unable or unwilling to continue serving as the Trust's designated CCO, HCC shall immediately provide the Trust with a suitable officer candidate to replace the CCO or shall terminate this Agreement in accordance with its terms. In the event that HCC is unable to provide an individual that the Board of Trustees (the “Board”) in its sole discretion believes is appropriate and suitable to serve as the designated CCO acceptable to the Trust, the Trust may immediately terminate this Agreement without penalty. It should be noted that Mr. Hardin or any individual affiliated with HCC shall not be deemed a “control person” of Trust as that term is defined under the federal securities laws.

2.	COMPENSATION

The Trust agrees to pay for the services to be provided by HCC as set forth in Schedule A to this Agreement. Schedule A is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.

If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then either the fees paid to HCC by the Trust will increase proportionately or the Trust will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to HCC under this agreement.  Otherwise, the Board may directly increase the fees paid to HCC via an amendment to this Agreement.  Any attempt by the Board to reduce the salary of the CCO would be contrary to the terms of this Agreement.

If this Agreement becomes effective subsequent to the first day of a month, HCC’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth in Schedule A, and shall be due and payable as of the effective date of this Agreement.

3.	REIMBURSEMENT OF EXPENSES

In addition to paying HCC the fees described in Schedule A to this Agreement, the Trust agrees to reimburse HCC for the reasonable out-of-pocket expenses.

4.	CONFIDENTIALITY
(a)	The parties acknowledge that during the term of this Agreement, the parties may disclose certain “Confidential Information” to each other. Confidential Information shall include, without limitation, technology, expertise, processes, software, databases, employee information, trade secrets, contracts, proprietary information, including, but not limited to, HCC’s Compliance Program template, historical and projected financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, and non-public personal information (as defined by Regulation S-P under the Federal securities Laws) of the Trust’s shareholders.
(b)	HCC shall keep and maintain copies of all books and records which the Trust is, or may be required to keep and maintain pursuant to any applicable statutes, rules and regulations, and which relate to the products and/or services to be provided by HCC under this Agreement. HCC expressly acknowledges and agrees that all such books and records are to be maintained with the utmost privacy and confidentiality, and HCC shall keep confidential all books, records, documents and other information, whether created by HCC or provided to HCC by the Trust, unless compelled to produce any of them by duly-constituted authorities or legal process. HCC further agrees to maintain adequate data backup facilities and emergency plans and procedures reasonably designed to safeguard Trust books and records from permanent loss.

(c)	HCC further agrees to maintain as confidential any non-public personal information (as defined by Regulation S-P under the Federal Securities Laws) of any shareholder of the Trust and to use such information solely for the purposes of this Agreement.

(d)	Except as expressly provided below, each party agrees that it will not disclose the other party’s Confidential Information to any third party and that it will not use any Confidential Information except as necessary to exercise its rights and perform its obligations hereunder.

(e)	Either party may disclose Confidential Information solely as necessary to comply with a legal requirement.
(f)	No information shall be within the protection of this Agreement where such information:
(i)	is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed;
(ii)	is released by the originating party to anyone without restriction;
(iii)	is rightly obtained from third parties, who, to the best of a party's knowledge, are not under an obligation of confidentiality;
(iv)	was known to the receiving party prior to its disclosure without any obligation to keep it confidential; or
(v)	is independently developed by the receiving party without reference to the originating party’s Confidential Information.

(g)	Each party represents and warrants that, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
(i)	Insure the security and confidentiality of all Confidential Information;
(ii)	Protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and
(iii)	Protect against unauthorized access or use of such Confidential Information that could result in substantial harm or inconvenience the other party.
(h)	The provisions of this Section shall survive the termination of the Agreement

5.	DATA OWNERSHIP
All data submitted by the Trust to HCC in connection with the Services is and shall remain the property of the Trust. HCC shall have an absolute obligation, upon Trust’s written request, to promptly return the data to the Trust in either the format in which it was originally submitted, or in any other format that is acceptable to the parties. It is understood that copies of data that HCC deems necessary to support the work conducted by HCC are excepted from this provision and such copies will be retained by HCC.
6.	INDEPENDENT CONTRACTOR

HCC shall act as an independent contractor and not as an agent of the Trust and HCC shall make no representation as an agent of the Trust, except that the CCO as appointed by the Trust’s Board shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

HCC does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of HCC are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that the work performed by HCC will be favorably received by any regulatory agency.

WITHOUT LIMITING THE GENERAL APPLICABILITY OF THE PRECEDING PARAGRAPH, TRUST EXPRESSLY ACKNOWLEDGES AND AGREES THAT SERVICES TO BE PROVIDED BY HCC UNDER THIS AGREEMENT ARE NOT LEGAL SERVICES AND THAT THIS AGREEMENT DOES NOT CONSTITUTE AN ATTORNEY-CLIENT RELATIONSHIP BETWEEN HCC AND THE TRUST. THE TRUST ALSO EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE SERVICES TO BE PROVIDED BY HCC UNDER THIS AGREEMENT, AND ANY COMMUNICATIONS BETWEEN HCC AND THE TRUST RELATING TO SUCH SERVICES, ARE NOT PROTECTED UNDER ANY CLAIMS OF LEGAL PRIVILEGE OR ATTORNEY WORK PRODUCT.

Although HCC’s work may involve analysis of accounting and financial records, at no time will work performed by HCC be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise.

7.	STANDARD OF CARE, LIMITATION OF LIABIILTY AND INDEMNIFICATION

(a)	Limitation of Liability. HCC shall not be liable for and the Trust shall hold HCC harmless in regard to any liability incurred for any action reasonably taken by HCC or failure to act by HCC in reliance upon:

(i)	information, records and reports generated by the Trust;
(ii)	advice of the Trust, or of counsel for the Trust;
(iii)	statements of the Trust’s independent accountants;
(iv)	any written instruction or certified copy of any resolution of the Board; or
(v)	Any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by HCC to be genuine and to have been signed or presented by the Trust or other proper party or parties.

provided that such action or failure to act is not, to the knowledge of HCC, in violation of applicable federal or state laws or regulation, and provided further that such action or failure to act is made without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. The Trust shall hold HCC harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or for any action reasonably taken or omitted in good faith reliance on such information.

(b)            Reliance.HCC may rely upon the genuineness of any document, copy or facsimile thereof reasonably believed in good faith by HCC to have been validly executed and HCC shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, opinion of counsel, instrument, report, notice, consent, order or any other document or instrument which HCC reasonably believes in good faith to be genuine.

(c)            Errors of Others. HCC shall not be liable for the errors of other Service Providers to the Trust, except or unless any HCC action or inaction is a direct or proximate cause of the error.

(d)            Indemnification of HCC. The Trust shall indemnify and hold HCC harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.

(e)            Indemnification of the Trust. HCC shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to HCC’s refusal or failure to comply with the terms of this Agreement, or which arise out of HCC’s lack of good faith, gross negligence or willful misconduct with respect to HCC’s performance under or in connection with this Agreement.

(f)            Limitation of Shareholder and Board Liability.  The Trustees of the Trust and shareholders of the Stewart Capital Mutual Funds shall not be liable for any obligations of the Trust under this Agreement and HCC agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust to which HCC’s rights or claims relate in settlement of such rights or claims and not to the Trustees or the shareholders.

(g)            In the event that HCC is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which HCC is not a party, HCC shall promptly notify the Trust and shall be reimbursed by the Trust at standard billing rates for HCC’s professional time and expenses, including reasonable attorney’s fees incurred in responding to such request.

(h)            Notwithstanding the indemnification provisions above, to the extent that the CCO incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein. If such policy is utilized on the CCO’s behalf, none of the deductible will be payable by HCC.

(i)            Neither Party to this Agreement shall be liable to the other Party for consequential, incidental, indirect or punitive damages, including lost profits arising from default in the performance of their respective obligations under or otherwise in connection with this Agreement.

(j)            This Section shall survive the termination of this Agreement by either party for any reason.

8.	CONDITIONS PRECEDENT

The following condition must be met within a reasonable amount of time following the execution of this agreement:

The Trust will obtain a written representation from the provider of Officers Errors and Omissions Insurance coverage for the Trustees and officers of the Trust, to the effect that the Trust’s CCO is fully covered thereunder as an officer of the Trust.

9.	INFORMATION FURNISHED BY THE PARTIES DUTY OF CO-OPERATION

(a)            In order for HCC to properly serve the Trust and its shareholders, the Trust agrees to provide HCC any information HCC may reasonably request in furtherance of HCC obligations under this Agreement. Trust must notify HCC immediately of any changes that have or may have a material impact on Trust business, its operations, or its personnel. The Trust must also immediately notify HCC of any changes with respect to the Trust’s registration status with the SEC, any audit, enforcement, or regulatory actions commenced against the Trust by any regulatory authority, and any compliant, grievance or action threatened or commenced against Trust by any shareholder.

(b)            The Trust also agrees to cooperate fully with HCC and provide in a timely manner any information concerning the Trust and its affiliates reasonably required by HCC insofar as such information relates to any policy, procedure, contract or other matter subject to HCC ongoing services as set forth in Schedule A to this Agreement.

(c)            The Trust further agrees to authorize and direct Trust’s applicable third-party Service Providers to cooperate fully with HCC and provide in a timely manner any reasonable request for information from HCC insofar as such information relates to any policy, procedure, contract or other matter subject to HCC ongoing services as set forth in Schedule A to this Agreement

(d)            In order for HCC to properly serve the Trust and its shareholders, HCC agrees to provide to the Trust any information the Trust may reasonably request in furtherance of HCC obligations under this Agreement. HCC will notify the Trust immediately of any changes that have or may have a material impact on HCC business, its operations, or its personnel, or HCC ability to provide the services called for under this Agreement.

10.	NOTICES
All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered postage prepaid by certified USPS mail, or by nationally recognized overnight courier service, or if sent by facsimile transmission with confirmation of delivery, to the address set forth below or to such other address as any party may notify to the other in writing for such purpose:
To Trust:
Stewart Capital Mutual Funds
Attn: Malcolm E. Polley
800 Philadelphia Street
Indiana, PA 15701

Phone  724-465-3458

To HCC:
Hardin Compliance Consulting, LLC
Attn: Matthew S. Hardin
290 Northgate Drive
Suite 100
Warrendale, PA 15086

Phone  (724)935-6770

10.	TERM AND TERMINATION

This Agreement shall continue in full force and effect until terminated. Either party may terminate this Agreement without penalty upon thirty (30) days prior written notice to the other party.

If this Agreement terminates prior to the last day of a month, HCC compensation for that part of the month in which the Agreement was in effect shall be prorated in a manner consistent with the calculation of fees as set forth in Schedule A, and if prepaid, an appropriate refund shall be promptly made.

If the CCO voluntarily resigns, at the discretion of both parties, HCC may present an alternative CCO for the Board’s consideration and approval to continue CCO duties under this Agreement. If the Board chooses to end its relationship with HCC as a result of such voluntary resignation by the CCO, the contract with HCC would end, and the Trust would pay HCC only for fees and any negotiated Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially resumes responsibility. HCC will make every effort to assist the Board in a smooth transition during this period.

11.	MISCELLANEOUS

(a)	Non-Exclusivity. This Agreement is not exclusive, and Trust expressly acknowledges and agrees that HCC may provide services to other persons that are similar to the services provided to The Trust.
(b)	No Assignment. This Agreement may not be assigned without the express prior written consent of the other party, which consent may be withheld for any reason.
(c)	Amendment of this Agreement. No provision of this Agreement, including any Schedules thereto may be changed, waived, discharged, or terminated, except by a written instrument signed by both parties.
(d)	Force Majeure. Neither party shall be liable to the other party for any delay or failure to perform its obligations hereunder where such delay or failure is due to causes beyond the control of the party claiming excusable delay or failure to perform, including, but not limited to, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, acts of terrorism, hostilities (whether war is declared or not) and is without the fault or negligence of said party. In every case, the party claiming excusable delay or failure to perform must promptly notify the other party of such delay or failure.
(e)	Use of Name. Neither party shall advertise, market or otherwise make known to others any information relating to the subject matter of this Agreement, including mentioning or implying the name of the other party, without the prior written approval of such party. The parties may make such disclosures as may be required by law or applicable regulatory authority.
(f)	Entire Agreement. This Agreement and its Schedules constitutes the entire agreement between the parties and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter contained herein.
(g)	Authority. Each party represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party have been duly approved by all necessary corporate actions and do not conflict with, or result in a material breach of, the articles of organization or by-laws of such party, any material agreement by which such party is bound or any law, regulation, rule, judgment or decree of any governmental instrumentality or court having jurisdiction over such party. Each party further represents and warrants that this Agreement has been duly executed by such party and constitutes a valid and legally binding obligation of such party enforceable in accordance with its terms.

(h)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(i)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to such jurisdiction's conflict-of-law statutes.
(j)	Severability and Waiver. If any part of this agreement shall be held void or otherwise unenforceable, such part shall be treated as severable, leaving valid the remainder of the Agreement. No waiver of any provision of this Agreement shall be effective unless contained in a writing executed by the party against whom enforcement thereof is sought. A waiver of any specific term hereof shall not be deemed to constitute a waiver of any other term hereof, nor shall the waiver by either party of the breach of any provision of this Agreement by the other party extend to future breaches of the same or any other provision contained in this Agreement.
(k)            Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement to be effective as of the day and year first above written.

HARDIN COMPLIANCE CONSULTING LLC
/s/ Matthew S. Hardin
By: Matthew S. Hardin
President
The Trust
/s/ Malcolm E. Polley
Malcolm E. Polley
Title: Chairman of the Board of Trustees
 President

SCHEDULE A
TO
COMPLIANCE CONSULTING AGREEMENT

Rule 38a-1 CCO COMPLIANCE SERVICES                                                                                                                                                                          $3,000/Month
Provide all CCO compliance services consistent with the requirements of Rule 38a-1 of the Investment Company Act of 1940, as amended, including without limitation:

•	Administer and enforce the Trust’s Compliance Program
•	Provide general and ongoing regulatory and compliance consultation, advice and recommendations to the Board
•	Provide ongoing review and oversight of the Trust, Investment Advisory, Transfer Agent, Fund Accounting and Administration compliance programs to ensure ongoing implementation and effectiveness
•	Establish and maintain interface plan for oversight of the Trust, Adviser, Fund Accountant, Transfer Agent and Administrator
•	Conduct on-site reviews, including risk assessments and testing, of the Trust, and remote reviews of Service Provider compliance programs at least annually, and make recommendations for amendments
•	Provide regular quarterly compliance report to the Board
•	Report violations and recommend remedial actions to Trust. In the event that the CCO reports violations and is not reasonably satisfied with the Trust’s efforts to address and remedy the same, the CCO shall report such violations to the Board
•	Provide required annual compliance report to the Trust and its Board, which report shall be consistent with the requirements set forth in Rule 38a-1(a)(iii)(A) and (B) of the Investment Company Act of 1940
•	Conduct required Rule 38a-1 annual meeting with Independent Trustees and be available as needed for in-person or telephone meetings with the Board and Committee of Independent Trustees
•	Provide compliance support to the Trust with respect to SEC examinations, inspections and regulatory issues
•	Cooperate with the Trust in responding to any inspection by or information request from the SEC that relates to matters covered by this Agreement
•	Cooperate with legal counsel to the Trust and legal counsel to its Adviser in providing all services under this Agreement
•	Respond to any request from the Board for additional information
•	Perform quarterly compliance testing and such other transactional, periodic and forensic testing as necessary to provide services hereunder
•	Consult with the Board, the Trust and its representatives as necessary to amend, update and revise the Compliance Program. Recommend amendments and draft policies and procedures as they pertain to:

-	consistency with regulatory expectations or risk-based policies and procedures;
-	maintenance of compliance with Federal Securities Laws; and
-	any other changes as necessary to ensure Compliance Program is reasonably designed to prevent, detect and promptly remedy violations of the Federal Securities Laws.

FEES

HCC will provide all of the services described in Schedule A above for a fee of  $3,000.00 per month, with the payment for services in the first month due upon the execution of this Agreement and fees for successive months payable in advance thereafter after the first business day of the month in which such services are to be rendered.

OUT-OF-POCKET EXPENSES

In addition to the above fees, the Trust agrees to reimburse HCC or pay directly reasonable out-of-pocket expenses incurred by HCC on the Trust's behalf, including but not limited to:
•	All postage, freight, delivery and bonding charges (if any) incurred by HCC in delivering materials to the Trust;
•	Travel expenses approved by the Trust in advance of their occurrence; and
•	Any additional expenses reasonably incurred by HCC in the performance of its duties and obligations under this Agreement and approved by the Trust in advance of their occurrence.
All reimbursement is subject to provision of an invoice accompanied by an itemized accounting and written proof of all expenses.

EXHIBIT 1
TO
COMPLIANCE CONSULTING AGREEMENT

MATTHEW S. HARDIN, ESQ.
President & CEO

Matthew S. Hardin is the President and CEO of Hardin Compliance Consulting, a limited liability company headquartered in Warrendale, Pennsylvania. Mr. Hardin is a securities attorney, regulatory compliance consultant, and expert witness. He is licensed to practice law in Pennsylvania, Missouri, and Illinois. Mr. Hardin consults firms throughout the United States on regulatory legal, compliance, and risk management issues, performs due diligence, compliance reviews, and internal investigations of SEC registrants such as broker-dealers, investment advisers, and mutual Funds.

Mr. Hardin has over twenty-eight year of experience in the financial services industry, including six years with the broker-dealer and investment adviser affiliates of PNC Financial Services Group, Inc., three years with the mutual fund complex of Federated Investors Inc., four years at Banc One Corporation, and four years at the United States Securities and Exchange Commission in the Division of Enforcement.

During his years at PNC and Banc One, Mr. Hardin was responsible for the legal, compliance, and risk management functions of the firms’ retail securities operations. In addition, he handled numerous arbitrations and mediations, complaint resolution, compliance policies and procedures, written supervisory procedures, regulatory examinations/investigations and internal investigations. Mr. Hardin was a participating member in the firms’ board of directors, compliance committee, and disciplinary committee. He was also responsible for the legal and compliance issues surrounding broker transition for new hires as well as those leaving the firm. At Federated Investors Inc., Mr. Hardin was fund counsel to mutual funds sold through the broker-dealer channel and was responsible for legal support to the wholesaling force.

Mr. Hardin has acted as Chief Compliance Officer for various registered investment advisers, broker-dealers, and mutual funds. He has developed and implemented numerous compliance and supervisory training programs, and has written supervisory policies, procedures, compliance manuals, operations manuals, audit programs, and software specifications, to ensure compliance with a variety of securities, banking, and federal regulations.

Moreover, Mr. Hardin has provided support to defend regulatory enforcement actions, as well as litigation, arbitration, and mediation cases involving disputes between customers, broker-dealers, and registered representatives (including fact analysis, document production, strategic advice on the case and possible methods of resolving the issue in dispute, and expert opinion with respect to regulations, business practices, record maintenance and retention, sales practice, suitability, and supervision).

Mr. Hardin holds Series 7, 24, and 66 securities licenses. He received a bachelor of science in business administration from the University of Dayton in 1983, a juris doctor from Pepperdine University in 1986, and his master of laws in federal securities regulation from Georgetown University in 1987.

Mr. Hardin can be reached at mhardin@hardincompliance.com or by calling our Pittsburgh office at (724) 935-6771.